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                           (Embrex logo appears here)

                                 August 19, 1996


Mr. Don Seaquist
5916 Loch Maree Drive
Plano, Texas 75093

Dear Don:

  It is our pleasure to confirm our offer of employment with EMBREX as Vice-President, Finance & Administration, effective on September 9, 1996, contingent upon your submitting to and obtaining a negative result from a chemical screening for drugs and alcohol. Please call Human Resources to schedule your sample collection. Your starting compensation will be at the rate of $11,250.00 per month.

  Upon commencing employment at EMBREX, you will be entitled to receive an Incentive Stock Option for 31,500 shares of EMBREX Common Stock at an option price per share at fair market value on date of grant. These options will vest equally over four years from the date of grant. This stock option is subject to the approval and grant by the Compensation Committee of the EMBREX Board of Directors at their next scheduled meeting.

  Regular, full-time employees of EMBREX are entitled to participate in all company-sponsored benefit plans. Each plan has terms and conditions regarding enrollment, which you must discuss with our Human Resources office on your first day of employment. A booklet describing our current employee benefits and plan highlights are enclosed for your information. Please review the medical, dental, LTD and supplemental life plans and make your decision about which plans you would desire to participate in. Also enclosed is an information package about our 401(k) retirement savings plan. You are eligible to enroll on your first day of employment and will need to make several decisions about your employee and employer investment options, even if you elect not to participate. Please review the information, complete the enrollment form and beneficiary designation (even if you elect not to contribute) and bring to your orientation.

  As a relocating employee, and upon presentation of receipts, you will be entitled to reimbursement for actual and reasonable relocation expenses including:

  (bullet) Two house (or apartment) hunting trips for you (and your family) not to exceed 7 days.

  (bullet) Relocation of household effects; and

  (bullet) Temporary living expenses up to 30 days.

  As a homeowner, you are entitled to payments associated with the sale/ purchase as follows:

  (bullet) Real estate and other fees (except discount points, association fees, prepaid items (escrow), memberships): and

  (bullet) Good faith estimates on closing costs (obtain 2 quotes).

  You are also entitled to a direct incidental cash allowance of $2,000.00, which is fully taxable. You may submit a check request at any time during the relocation process, to receive this payment. To offset the anticipated loss on the sale of your home, we will give you a one-time settlement in the amount of $15,000.

  Since the Company's relocation policy is a personal arrangement between you and the Company, you should not discuss it with or make copies of this agreement available to anyone outside your immediate family.


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Mail: P.O. Box 13989, Research Triangle Park, NC 27709-3989   Ph:(919) 941-5185
Ship: 1035 Swabia Court, Durham, NC 27703                    Fax:(919) 941-5186

      Embrex is an Equal Employment Opportunity/Affirmative Action Employer

  Your orientation is tentatively scheduled at 9:00 a.m. on September 9, 1996. For your orientation, you will need your authorization to work in the U.S. (driver's license and social security card or passport), the full names, birth dates, and social security numbers of any dependents, and a clean copy of your current resume. You should also bring a copy of your current optical prescription safety glasses.

  Enclosed is a standard employment agreement, which describes an employee's relationship with the Company. This letter and its enclosures constitute our initial employment offer. After you have read them, you should obtain answers to any remaining questions you may have. Please sign both copies of this letter, retain one for your personal files and return one to the Company for our records.

  We look forward to working with you.


                                                 Sincerely yours,


                                                 /s/ Randall L. Marcuson
                                                 President & CEO

Agreed and Accepted:


/s/ Don L. Seaquist           8/20/96
                                 Date

                           (embrex logo appears here)

                              GENERAL PROVISIONS TO
                          EMPLOYMENT AGREEMENT BETWEEN
                                EMBREX, INC. AND
                                 DON T. SEAQUIST


                            PERSONAL AND CONFIDENTIAL


1. EMPLOYMENT
  EMBREX hereby employes Employee and Employee accepts such employment and agrees to perform for EMBREX the duties described herein, faithfully and to the best of his/her ability.

2. TERM OF EMPLOYMENT

  Employee's employment hereunder shall commence on the date noted on the cover letter and shall continue at the pleasure of the Company. A probationary period of 180 days shall be observed, so long as Employee is performing at a satisfactory level. At the conclusion of probationary period, Employee shall be given a performance evaluation.

3. DUTIES

  Employee agrees to devote full time and attention to the business and affairs of EMBREX, to use his/her best efforts to promote the interests of EMBREX, to hold such offices in EMBREX to which elected or appointed, and to perform such tasks, commensurate with the position, as are assigned by your manager or other designated individuals.

4. COMPENSATION

  4.1 EMBREX will pay Employee, for services rendered hereunder, a salary separately agreed to, payable in equal monthly installments. The Company will review this base salary on an annual basis and will determine in its sole discretion whether to provide a merit increase to the base salary.

  4.2 The parties hereto agree that Employee shall be entitled to participate in all retirement, profit-sharing, compensation, insurance or other benefit plans generally available to EMBREX employees which are presently in effect or which may be established during the term hereof.

  4.3 The terms and conditions of employment (salary, equity and/or other forms of compensation) are strictly a personal matter between Employee and the Company and will be shared only with Employee's supervisors having salary administration responsibility.

5. EXPENSES

  Upon commencement of employment, Employee will be reimbursed by EMBREX for all approved expenses which are reasonably incurred thereafter during the performance of duties in furtherance of or in connection with the business of EMBREX or its subsidiaries.

6. FAMILY AND MEDICAL LEAVE

  Employee shall be entitled to the benefits provided by the Family and Medical Leave Act of 1993, as amended (the "Act"), upon completing one year of service as a regular, full-time employee. During any period in which Employee does not qualify as an eligible employee or Employee exceeds the period of leave authorized in the Act, EMBREX may, if it so elects, declare the Employee's employment terminated on thirty (30) days notice given in accordance with the provisions hereof.


-------------------------------------------------------------------------------
Mail: P.O. Box 13989, Research Triangle Park, NC 27709-3989   Ph:(919) 941-5185
Ship: 1035 Swabia Court, Durham, NC 27703                    Fax:(919) 941-5186

      Embrex is an Equal Employment Opportunity/Affirmative Action Employer

                               GENERAL PROVISIONS
                          PROFESSIONAL AND CONFIDENTIAL


7. EMPLOYEE NOT TO WORK FOR OTHERS

  7.1 During the term of this Agreement, Employee agrees not to work for any other business firm, whether competitive with EMBREX or not, without written consent of the ranking Administrative officer.

  7.2 Upon termination of Employee's employment, until the second anniversary of the date of such termination, Employee agrees that, regardless of the date or cause of termination of employment or whether the termination shall be with or without cause, (s)he will not, directly or indirectly, either as principal, agent, officer, director, employee, or in any similar capacity, engage in or perform consulting or any other services for, or have a financial interest in, or own of record or beneficially five percent (5%) or more of any class of equity security (or any class of securities convertible to an equity security), in an entity which competes with any actual or planned product or service of Embrex or is engaged in a research and/or development program intended to result in a product or service competitive with an actual or planned product or service of EMBREX.

8. TECHNIQUES, DISCOVERIES, AND INVENTIONS

  8.1 Employee agrees that any and all sales of manufacturing techniques, inventions, discoveries or improvements in the products or processes or the merchandising thereof, of EMBREX, which Employee may create, devise, make, discover, introduce, or invent while employed by EMBREX shall belong to and be the sole property of EMBREX. Employee agrees promptly and fully to disclose the same to EMBREX.

  8.2 It is recognized between EMBREX and Employee that EMBREX has acquired and developed, and will continue to develop formulae, techniques, plans, processes, procedures, devices and materials, and lists of customers and their particular requirements which may pertain to many and varied products and equipment, which are secret and confidential in character and are, and will continue to be, of great and unique value to it, which are now and will continue to be, used in its business (hereinafter referred to as "secret information"). Much of such secret information existing on the date hereof is known to Employee, by reason of his/ her position, and future secret information on EMBREX will be disclosed to Employee, as required for proper performance of duties hereunder and other duties as (s)he may have to EMBREX.

  8.3 Employee agrees that all such secret information heretofore or hereafter received will be kept and maintained as confidential and in complete secrecy, and Employee shall not disclose at any time, either orally or in writing, or otherwise, in any manner, directly or indirectly, any knowledge or information Employee has acquired or any trade secret relating to EMBREX or its subsidiaries, with the exception of disclosure of such information; (i) to employees of EMBREX who have a need to know it to properly carry out their duties on behalf of EMBREX and (ii) in the ordinary course of EMBREX business to customers, suppliers, subcontractors and parties similarly situated.

  8.4 Employee agrees that, while an employee of EMBREX and for two years thereafter, at least fifteen days before release of publication of any scientific paper or contributions to periodicals dealing with or making reference to a subject of interest to EMBREX, Employee will make available to EMBREX a copy of what is to be published.

9. DELIVERY OF DATA

  Employee agrees to deliver to EMBREX promptly at the termination of employment or at any other time EMBREX may request, all memoranda, notes, records, sketches, plans, or other documents which are in Employee's possession or under his/her control concerning costs, uses, application or purchases of products made for or by EMBREX (or any subsidiary, affiliate, or licensee of EMBREX) or product, process, formula, or manufacturing method used, developed, produced, or investigated by EMBREX (or any subsidiary, affiliate or licensee of EMBREX), during his/her employment hereunder.

                               GENERAL PROVISIONS
                          PROFESSIONAL AND CONFIDENTIAL


10. INJUNCTIVE RELIEF

  Employee agrees that the remedy at law for any breach of the provisions of paragraphs 7, 8, and/or 9 of this Agreement will be inadequate and that EMBREX shall be entitled to injunctive relief in addition to any other remedy they might have as so ordered by a Court.

11, SEVERABILITY

  The provisions of paragraphs 7, 8, 9, and 10 are severable, and in the event any portion or portions thereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions.

12. SEVERANCE

  If Employer terminates Employee's employment under this Agreement without cause, then Employee shall be entitled to receive from Employer an amount equal to "Severance Months" months of Employee's then current salary, payable in "Severance Pay" equal monthly installments, without interest, commencing one month after termination.

13. NOTICES

  All notices, request, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, return receipt requested, to the respective parties at their addresses appearing above or their last known addresses.

14. ASSIGNMENT

  The Agreement shall not be assignable by either party except pursuant to a merger, consolidation or other reorganization of EMBREX.

15. SUCCESSORS IN INTEREST

  This Agreement shall be binding on the parties hereto, their heirs, executors, administrators, successors (whether by merger, consolidation, or otherwise), and assigns. The parties hereby agree for themselves, their heirs, executors administrators, successors, and assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of the Agreement, but the failure to execute such instruments will not affect the rights of any party hereto or the obligations of any estate, as provided in this Agreement.

16. LAW OF THE AGREEMENT

  This Agreement shall be subject to and governed by the laws of the State of North Carolina. The provisions of this Agreement are severable, and in the event any portion or portions hereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions. If any court or other competent authority shall hold a portion of this Agreement invalid, unless modified in a manner described by the court or competent authority, that portion shall be deemed modified accordingly.

                       AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement is made and entered into by Embrex, Inc., a North Carolina corporation, ("Employer") and Don Seaquist ("Employee"). Employer and Employee may be collectively referred to as "the parties".

     WHEREAS, the parties entered into an Employment Agreement dated 8/20/96 (the "Agreement");

    WHEREAS, Employee continues to be employed by Employer; and

    WHEREAS, the parties both desire to amend the prior Employment Agreement as set forth below.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend their prior Agreement as follows:

    The Agreement is hereby amended by deleting Paragraph 12, Termination and Liquidated Damages and inserting in lieu thereof the following:

     12. Severance. If Employer terminates Employee's employment under this Agreement without cause, then Employee shall be entitled to receive from Employer an amount equal to 12 months of Employee's then current salary, payable in 12 equal monthly installments, without interest, commencing one month after termination.

    IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement, this the 9th day of September, 1996.

                               (Sig of Don Sequist)
                               ____________________________
                               Employee

                               EMBREX, INC.
                               By: (signature of Randall L. Marcuson)
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